EXHIBIT 10.54

RETENTION AGREEMENT

This RETENTION AGREEMENT is made as of the 14th day of December, 2006 (the “Effective Date”), by and between Kindred Pharmacy Services, Inc., a Delaware corporation (the “Company”), and Mark A. McCullough (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Employee is employed by the Company’s institutional pharmacy business (“KPS”);

WHEREAS, Kindred Healthcare, Inc. (“Parent”) and AmerisourceBergen Corporation (“ABC”) intend to create a public company (“Newco”) combining ABC’s institutional pharmacy business (“PharMerica”) and KPS by means of a spin-off and immediately subsequent merger of PharMerica and KPS into subsidiaries of Newco (the “Proposed Transaction”); and

WHEREAS, the Company has determined that it is in the best interests of the Company to enter into this Agreement to provide for the terms of the retention of Employee as an at will employee of KPS in connection with the Proposed Transaction.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Employee agree as follows:

1. Employment. Employee acknowledges and agrees that this Agreement does not represent a promise of or a contract for continued or future employment of the Employee and that the Employee’s employment status is and shall remain subject to the certain Employment Agreement dated as of February 25, 2003. Employee further acknowledges that this Agreement does not amend or otherwise alter the terms and conditions of Employee’s compensation or other benefits available to Employee under the benefit plans, programs or arrangements of the Parent, the Company, KPS or Newco.

2. Retention Bonus. If Employee continuously remains actively at work as an employee in good standing of KPS from the Effective Date through the closing date of the Proposed Transaction (the “Retention Target Date”), Employee shall be eligible to receive a retention bonus equal to $135,824 (the “Retention Bonus”). Employee acknowledges that Employee would not be entitled to the Retention Bonus absent this Retention Agreement. The Company, or its applicable subsidiary, shall pay the Retention Bonus, if any, in immediately available funds promptly after the Retention Target Date.

3. Termination. Notwithstanding anything in this Agreement to the contrary, if Employee’s employment with KPS is terminated prior to the Retention Target Date either (i) by Employee or (ii) by KPS for Cause, no Retention Bonus shall be paid. For purposes of this Agreement, “Cause” means the Employee’s (i) conviction of or plea of nolo contendere to any felony or any other crime involving fraud, theft or moral turpitude; or (ii) willful and material breach by Employee of his duties and responsibilities, including duties and responsibilities under the policies and procedures of the Parent, the Company or KPS.

4. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

5. Successors. This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee. The Company may assign this Agreement without Employee’s consent. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

6. Withholding. All payments to be made to Employee hereunder will be subject to all applicable required withholding of taxes.

7. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

8. Entire Agreement; Amendment. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and such officer of the Company specifically designated by the Board of Directors of the Parent.

9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

10. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KINDRED PHARMACY SERVICES, INC.

By:	/s/ Richard A. Lechleiter
Richard A. Lechleiter,
Executive Vice President and Chief Financial Officer

/s/ Mark A. McCullough
Mark A. McCullough

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